SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

500 John Ringling Boulevard, Sarasota, Florida 34242
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 388-2882

________________________________________________
(Former name or former address, if changed since last report)

ITEM 1.01.	ENTRY INTO A MATERIAL AGREEMENT
ITEM 8.01	OTHER EVENTS

        On May 2, 2005, Skylynx Communications, Inc. the (the "Company") entered into a Letter of Intent to acquire ADTECH Systems, Inc. ("ADTECH"), located in San Antonio, Texas. The Letter of Intent provides that, subject to the execution and consummation of a definitive Agreement and Plan and Merger (the "Merger Agreement"), the acquisition would be structured as a reverse triangular merger as the result of which ADTECH would become a wholly-owned subsidiary of the Company.

        If consummated, the acquisition would involve the Company issuing to the ADTECH shareholders, pro rata, an aggregate of 4,664,946 shares of Series B Convertible Preferred stock having a stated value of $.50 per share (the "Series B Preferred"). The Series B Preferred would exercise full voting rights in pari passu with outstanding shares of common stock, would not accrue dividends, would be subject to redemption by the Company under certain circumstances, and would be convertible into an equal number of shares of common stock of the Company under certain circumstances, but automatically upon the fifth anniversary of the date of issuance.

        Further, an additional 4,585,054 shares of Series B Preferred would be issued in escrow, as contingent shares which would vest upon the satisfaction of certain future milestones.

        An additional 5,212,946 shares of a Series A Convertible Preferred Stock of the Company (the "Series A Preferred") would be reserved for issuance in the transaction to the holders of outstanding ADTECH secured and unsecured debt in the approximate amount of $2.6 million, principal and accrued interest. The Series A Preferred would have a stated value of $.50 per share, would be non-voting, would pay an annual cumulative dividend of up to 10%, declared and paid quarterly at the option of the Company in either cash or shares of Company common stock, would be subject to redemption under certain circumstances and would be convertible into an equal number of shares of the Company's common stock under certain circumstances. The issuance of the Series A Preferred to the ADTECH noteholders in satisfaction of the debt would require their affirmative agreements, which have not been obtained. There can be no assurance that the noteholders will agree to accept the Series A Preferred in payment of the debt which they hold.

        Under the terms of the Letter of Intent, consummation of the acquisition is subject to numerous conditions, including, without limitation, the execution and consummation of a definitive Merger Agreement, the execution of an executive employment contract with ADTECH's principal shareholder, Richard Weitzel, the satisfactory completion of due diligence and numerous other conditions customary to transactions of this nature. There can be no assurance that these conditions will be satisfied and that the acquisition will actually be completed.

         If the Merger is completed, Richard Weitzel would join the Company's board of directors and would continue to serve as chief executive officer of ADTECH, which would operate as a wholly-owned subsidiary of the Company. ADTECH, based in San Antonio, Texas, provides information technology, engineering and installation, medical IT, technical security and special security services to governmental agencies and businesses.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(a)	Exhibit
Item	Title
1.0	Letter of Intent dated May 2, 2005

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.
Date: May 5, 2005	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer